Prospect Capital Announces 30% Year-Over-Year Increase in Net Investment Income for Fiscal Year Ended June 30, 2008

NEW YORK, NY -- 09/09/2008 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Company" or "Prospect") today announced financial results for its fourth fiscal quarter and fiscal year ended June 30, 2008.

For the year ended June 30, 2008, our net investment income was $45.1 million, or $1.91 per weighted average number of shares for the year, an increase of 95% and 30% from the prior year on a dollars and per share basis, respectively.

Our net asset value per share on June 30, 2008 increased by 40 cents per share from March 31, 2008, to $14.55 per share.

For the quarter ended June 30, 2008, our net investment income was $13.7 million, or 50 cents per weighted average number of shares for the quarter, an increase of 64% and 19% from the prior year-over-year quarter on a dollars and per share basis, respectively.

We estimate that our net investment income for the current first fiscal quarter ended September 30, 2008 will be $0.45 to $0.53 per share. We expect to announce our first fiscal quarter dividend this month.

OPERATING RESULTS

HIGHLIGHTS

Equity Values:
  Stockholders' equity as of June 30, 2008: $429.62 million
  Net asset value per share as of June 30, 2008: $14.55

Fiscal Year Operating Results:
  Net investment income: $45.11 million
  Net investment income per share: $1.91
  Net increase in net assets resulting from operations: $27.59 million
  Dividends to shareholders per share: $1.58875

Fourth Fiscal Quarter Operating Results:
  Net investment income: $13.67 million
  Net investment income per share: $0.50
  Net increase in net assets resulting from operations: $23.99 million
  Dividends to shareholders per share: $0.40125

Fourth Fiscal Quarter Portfolio Activity:
  Number of new portfolio companies invested: 2
  Number of portfolio companies at end of period: 29

PORTFOLIO AND INVESTMENT ACTIVITY

On June 30, 2008, the fair value of our portfolio of 29 long-term investments was approximately $497.5 million.

During the fiscal year ended June 30, 2008, our portfolio generated a current yield of approximately 15.5% across all our long-term debt and equity investments. This current yield includes interest from all our long-term investments as well as dividends from certain portfolio companies.

During the quarter ended June 30, 2008, we completed two new investments totaling approximately $59.8 million, as well as follow-on investments in existing portfolio companies.

On April 3, 2008, we provided $39.8 million in first and second lien debt and equity for our control acquisition of Ajax, a custom forger of seamless rolled steel rings based in York, South Carolina. Ajax manufactures rings for wind turbines, mining equipment, construction equipment, and other end user markets.

On April 30, 2008, we provided $20.0 million in secured debt financing to support the acquisition by Peerless, based in Dallas, Texas, of Nitram. Peerless is a leading manufacturer of separation, filtration, heat transfer, and sound dampening systems for diversified energy and industrial markets.

On April 30, 2008, we fully exited our investment in Cougar through the sale of our equity interest for $3.4 million. With this monetization, we have received a 34% internal rate of return on this investment.

On June 9, 2008, Deep Down fully repaid our $12.0 million loan. We exercised our warrant on a cashless basis and sold the acquired shares on August 1, 2008 for approximately $1.65 million, generating a 54% internal rate of return.

On June 30, 2008, we consolidated our coal investments into Yatesville Coal under one management team, allowing for a more efficient utilization and oversight of our assets. We are pleased with the improvement of Yatesville, which we attribute to more efficient operations as a result of the consolidation of the multiple operating companies, as well as significant increases in coal prices in Central Appalachia.

As of June 30, 2008, we had 29 portfolio companies which together with other assets aggregated to approximately $541.8 million of total assets. Thus far in the current quarter ending September 30, 2008, we have made investments in three new portfolio companies, received repayment on our debt outstanding to R-V Industries, and sold our stock in Deep Down.

On August 1, 2008, we provided $7.4 million in secured debt financing to Castro Cheese, based in Houston. Castro is a leading manufacturer and marketer of Hispanic cheeses and creams.

On August 4, 2008, we provided $15.0 million in debt financing to support the take-private acquisition of TriZetto Group, a leading healthcare information technology company, by Apax Partners and equity co-investors.

On August 26, 2008, we provided $26.0 million in first lien secured debt financing and co-invested $2.3 million in equity for the growth recapitalization of Biotronic NeuroNetwork, based in Ann Arbor, Michigan. Biotronic is the largest independent national provider of intra-operative neurophysiological monitoring services.

On August 27, 2008, R-V Industries repaid our $7.5 million of secured debt.

In early May 2008, Gas Solutions purchased a series of propane puts at prices of $1.530 per gallon and $1.394 per gallon covering the periods May 1, 2008, through April 30, 2009, and May 1, 2009 through April 30, 2010, respectively. These hedges have been executed at close to the highest market propane prices ever achieved on an historical basis. Such hedges preserve the upside of Gas Solutions to benefit from potential future increases in commodity prices. Gas Solutions is generating approximately $27.3 million of unadjusted plant operating income based on annualizing the performance of the six months ending June 30, 2008, which is an increase of 55% from the previous year. For calendar year 2008, Gas Solutions estimates based on current commodity prices and annualized run rates that it would achieve more than $30 million of unadjusted plant operating income.

As previously disclosed, we are in the process of monetizing Gas Solutions. This monetization process is ongoing, and extensive discussions are occurring now with an interested party related to a definitive purchase agreement. While we are optimistic, we will make no definitive assurances as to the likelihood or timing of such agreement.

Besides Gas Solutions, we are in active discussions concerning monetizing other controlled investments to maximize shareholder value.

LIQUIDITY AND FINANCIAL RESULTS

On June 2, 2008, we closed a public offering of 3.25 million shares of our common stock, raising $48.4 million in gross proceeds.

At June 30, 2008, borrowings under our credit facility stood at approximately $91.2 million. Currently, the Company has approximately $130 million drawn under its $200 million credit facility. In addition to its corporate cash, the Company has non-recourse access to an additional approximately $30 million of cash at Gas Solutions.

We are currently seeking to increase our revolving credit facility from its current size of $200 million. Over the past few months we have worked with rating agencies to structure an expanded facility of up to $400 million in size, and we expect to initiate syndication of this facility during this calendar year. The closing of the facility is subject to lender syndication and other conditions customary for a transaction of this type.

CONFERENCE CALL

The Company will host a conference call on Tuesday, September 9, 2008, at 11:00 a.m. Eastern Time. The conference call dial-in number will be 800-860-2442. A recording of the conference call will be available for approximately 30 days. To hear a replay, call 877-344-7529 and use passcode 422994.

                   Prospect Capital Corporation and Subsidiary
                Consolidated Statements of Assets and Liabilities
                 (in thousands, except share and per share data)

                                              June 30, 2008  June 30, 2007
                                              -------------  -------------
Assets                                          (Audited)      (Audited)
Investments at fair value (cost of $496,805
 and $326,197, respectively)
  Control investments (cost of $203,661 and
   $130,493, respectively)                    $     205,827  $     145,121
  Affiliate investments (cost of $5,609 and
   $14,821, respectively)                             6,043         14,625
  Non-control/Non-affiliate investments
   (cost of $287,535 and $180,883,
   respectively)                                    285,660        168,476
                                              -------------  -------------
    Total investments at fair value                 497,530        328,222
                                              -------------  -------------

Investments in money market funds                    33,000         41,760
Cash                                                    555              -
Receivables for:
  Interest                                            4,094          2,139
  Dividends                                           4,248            263
  Loan principal                                         71              -
  Structuring Fees                                        -          1,625
  Other                                                 567            271
Prepaid expenses                                        273            471
Deferred financing costs                              1,440          1,751
                                              -------------  -------------

    Total Assets                                    541,778        376,502
                                              -------------  -------------

Liabilities
Credit facility payable                              91,167              -
Payable for securities purchased                          -         70,000
Dividends payable                                    11,845              -
Due to Prospect Administration                          695            330
Due to Prospect Capital Management                    5,946          4,508
Accrued expenses                                      1,104          1,312
Other liabilities                                     1,398            304
                                              -------------  -------------

    Total Liabilities                               112,155         76,454
                                              -------------  -------------

Net Assets                                    $     429,623  $     300,048
                                              =============  =============

Components of Net Assets
Common stock, par value $0.001 per share
 (100,000,000 and 100,000,000
 common shares authorized, respectively;
 29,520,379 and 19,949,065
 issued and outstanding, respectively)        $          30  $          20
Paid-in capital in excess of par                    441,332        299,845
Undistributed (distributions in excess of)
 net investment income                                1,508         (4,092)
Accumulated realized gains (losses) on
 investments                                        (13,972)         2,250
Unrealized appreciation on investments                  725          2,025
                                              -------------  -------------

Net Assets                                    $     429,623  $     300,048
                                              =============  =============

Net Asset Value Per Share                     $       14.55  $       15.04
                                              =============  =============

                   Prospect Capital Corporation and Subsidiary
                     Consolidated Statements of Operations
                 (in thousands, except share and per share data)

                           Three Months Ended            Year Ended
                        ------------------------- ------------------------
                          June 30,     June 30,     June 30,     June 30,
                            2008         2007         2008         2007
                        ------------ -----------  -----------  -----------
                        (Unaudited)  (Unaudited)   (Audited)    (Audited)
Investment Income
Interest income:
  Control investments   $      7,020 $     4,045  $    21,709  $    13,500
  Affiliate investments          246         652        1,858        3,489
  Non-control/Non-
   affiliate investments       9,229       4,439       35,466       13,095
                        ------------ -----------  -----------  -----------
    Total interest
     income                   16,495       9,136       59,033       30,084
                        ------------ -----------  -----------  -----------

Dividend income:
  Control investments          4,377         850       11,327        3,400
  Money market funds             149         914          706        2,753
                        ------------ -----------  -----------  -----------
    Total dividend
     income                    4,526       1,764       12,033        6,153
                        ------------ -----------  -----------  -----------

Other Income:
  Control/Affiliate
   investments                   913         219        1,123          230
  Non-control/Non-
   affiliate investments       1,514       2,890        7,213        4,214
                        ------------ -----------  -----------  -----------
    Total Other income         2,427       3,109        8,336        4,444
                        ------------ -----------  -----------  -----------
    Total Investment
     Income                   23,448      14,009       79,402       40,681
                        ------------ -----------  -----------  -----------

Operating Expenses
Investment advisory
 fees:
  Base management fee          2,555       1,730        8,921        5,445
  Income incentive fee         3,417       2,086       11,278        5,781
                        ------------ -----------  -----------  -----------
    Total investment
     advisory fees             5,972       3,816       20,199       11,226
                        ------------ -----------  -----------  -----------

Interest and credit
 facility expenses             1,599         518        6,318        1,903
Chief Financial, Chief
 Compliance Officer and
 Sub-administration
 fees                            239         147          859          567
Legal fees                       279         395        2,503        1,365
Valuation services               146         110          577          395
Sarbanes-Oxley
 compliance expenses              56          55           66          101
Audit and tax related
 fees                             66           -          404          498
Allocation of overhead
 from Prospect
 Administration                1,031         170        2,139          532
Insurance expense                 64          72          256          291
Directors' fees                   88          55          253          230
Other general and
 administrative
 expenses                        239         322          715          442
                        ------------ -----------  -----------  -----------
    Total Operating
     Expenses                  9,779       5,660       34,289       17,550
                        ------------ -----------  -----------  -----------

    Net Investment
     Income                   13,669       8,349       45,113       23,131
                        ------------ -----------  -----------  -----------

Net realized gain
 (loss) on investments         2,191           -      (16,222)       1,949
Net change in
 unrealized
 appreciation/
 depreciation
 on investments                8,126      (3,501)      (1,300)      (8,352)
                        ------------ -----------  -----------  -----------

    Net Increase in Net
     Assets Resulting
     from Operations    $     23,986 $     4,848  $    27,591  $    16,728
                        ------------ -----------  -----------  -----------

                           Three Months Ended            Year Ended
                        ------------------------  ------------------------
                          June 30,     June 30,     June 30,     June 30,
                            2008         2007         2008         2007
                        -----------  -----------  -----------  -----------
Per Share Data:         (Unaudited)  (Unaudited)   (Audited)    (Audited)

Net asset value at
 beginning of period    $     14.15  $     15.18  $     15.04  $     15.31
Costs related to the
 secondary public
 offering                     (0.01)           -        (0.05)       (0.06)
Share issuances related
 to the secondary
 public offering              (0.06)           -            -         0.26
Net investment income          0.50         0.42         1.91         1.47
Realized gain                  0.08            -        (0.69)        0.13
Net unrealized
 appreciation                  0.30        (0.17)       (0.05)       (0.53)
Dividends declared and
 paid                         (0.41)       (0.39)       (1.59)       (1.54)
                        -----------  -----------  -----------  -----------
Net asset value at end
 of period              $     14.55  $     15.04  $     14.55  $     15.04
                        ===========  ===========  ===========  ===========

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have an adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702